UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2012

Medical Connections Holdings, Inc.

 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0920373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 310

Boca Raton FL 33431

(Address of Principal Executive Office) (Zip Code)

(561) 353-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On July 31, 2012 (the “Closing Date”) Medical Connections Holdings, Inc. (the “Company”)and its wholly owned subsidiary, Medical Connections, Inc. (“MCI”), executed an Asset Purchase and Sale Agreement (the “Agreement”) with Trustaff Medical Connections, LLC (“Trustaff”), an Ohio limited liability company, whereby Trustaff agreed to purchase substantially all of the assets of MCI, the Company’s sole operating subsidiary.

The purchase price for the assets was $825,000 plus 90% of MCI’s outstanding accounts receivable balance which at the date of closing totaled $854,928. The purchase price for the assets, which included an additional $7,525 in prepaids, totaled $1,687,453 (the “Purchase Price”). At Closing, the Purchase Price was delivered to Cors & Basset, LLC (the “Escrow Agent”). The Escrow Agent was obligated to deduct from the Purchase Price all outstanding Medical Connections liabilities and pay those liabilities on behalf of Medical Connections. These liabilities included:

(a)           Payment of approximately $449,027 to Paragon Financial Group, Inc., representing payment in full of MCI’s outstanding line of credit with Paragon Financial Group.

(b)           Payment of approximately $242,406 related to accounts payable, professional fees and related expenses.

Additionally, the Company had existing expenses related to accounts payable, notes payable, accrued and other related expenses totaling $644,250 that were paid in full with proceeds. As a result, the net proceeds received from the sale of the assets were approximately $351,770, of which $120,000 will be held in escrow pursuant to the terms of an Escrow Agreement (“Escrow Agreement”) dated as of July 31, 2012 by and between Trustaff, MCI, the Company and the Escrow Agent. The Escrow Agreement will terminate January 31, 2013, if the amount of funds remaining in escrow is less than the remaining claims against the MCI and the Company. The Agreement and the transactions contemplated thereby were approved by the Company’s Board of Directors and majority shareholders owning 73.83% of the Company’s total voting power effective as of July 26, 2012. The foregoing is a summary of the Agreement. You are urged to review the Agreement and the Escrow Agreement in its entirety which is attached as Exhibits 10.1 and 10.2.

Also in connection with the sale of the Assets, Trustaff entered into an assignment of lease (“Lease Assignment”) with our Landlord, BRE/BOCA Corporate Center LLC (“BRE”). It is anticipated that Trustaff and BRE will enter into a new leasehold agreement. However, until the parties enter into a new lease, if Trustaff defaults on the leasehold obligation, MCI will be liable for any default. A copy of the Lease Assignment is attached hereto as Exhibit 10.3.

In addition, the Company’s current officers, Anthony Nicolosi, Brian Neill and Jeffrey Rosenfeld executed Non-Competition Agreements which prevents each of them from engaging directly or indirectly in any business competitive with the business being conducted by MCI anywhere in the United States, whether as an owner, director, officer, member, shareholder, employee, agent or consultant for a period of up to five (5) years after the Closing Date. Copies of the Non-Competition Agreements are attached hereto as Exhibit 10.4, 10.5 and 10.6

With the sale of the assets of MCI, the Company will have no operations. The Company’s officers, Anthony Nicolosi and Brian Neill intend to use the net proceeds to explore other business opportunities. Their investigation will not be limited to any specific business or industry. The Company may also seek to acquire a foreign or domestic private company which seeks to take advantage of a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

Section 2- Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information required in this Item is more specifically set forth in Item 1.01 above.

Section 5- Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

With the execution of the Agreement, Jeffrey Rosenfeld tendered his resignation as the Company’s chief executive officer and director and entered into a separation and release agreement with the Company. There was no disagreement with the Company’s other officers or directors in connection with the Company’s operations or the execution of the Agreement.

Concurrent with the delivery of his resignation, Mr. Rosenfeld agreed to tender all Series C preferred shares owned by Mr. Rosenfeld to the Company for cancellation as well as one million outstanding common stock options representing all common stock options owned by Rosenfeld.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1          Asset Purchase and Sale Agreement dated as of July 31, 2012 entered into between Medical Connections Holdings, Inc., Medical Connections, Inc. and Trustaff Medical Connections, LLC

10.2          Escrow Agreement dated as of July 31, 2012 by and among Trustaff Medical Connections, Inc., Medical Connections, Inc., Medical Connections Holdings, Inc. and Cors & Bassett, LLC

10.3          Landlord Consent to Assignment and Assumption of Lease and Third Amendment to lease dated as of July 31, 2012 by and among BRE/Boca Corporate Center, L.L.C., Medical Connections, Inc. and Trustaff Medical Connections, LLC

10.4          Non-Competition Agreement dated as of July 31, 2012 between Trustaff Medical Connections, LLC and Nicolosi

10.5          Non-Competition Agreement dated as of July 31, 2012 between Trustaff Medical Connections, LLC and Brian Neill

10.6          Non-Competition Agreement dated as of July 31, 2012 between Trustaff Medical Connections, LLC and Jeffrey Rosenfeld

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date:	August 6, 2012	By:	/s/ Anthony Nicolosi
Anthony Nicolosi
President